UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2015

RELMADA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-184881	45-5401931
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

546 Fifth Avenue, 14rd Floor New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 702-7163

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 9, 2015, Relmada Therapeutics, Inc. (the "Company") entered into an Agreement of Lease with GP 275 Owner, LLC ("Landlord") for a portion of the seventh floor (the "Facility") located at 275 Madison Avenue, New York, New York (the "Lease"). The Company plans to relocate to the Facility upon landlord’s completion of the remodeling of the Facility (the “Commencement Date”). The Facility will be the Company’s new corporate headquarters.

Upon the Commencement Date of the Lease, the Lease has a term of seven years and three months, with an annual rental rate starting at $312,660 per year for the period commencing on the Commencement Date through the day immediately preceding the fourth anniversary of the Commencement Date, and $341,610 per year for the period commencing on the fourth anniversary of the Commencement Date through the expiration date. The Company will also be responsible for certain other costs, such as insurance, taxes, utilities, and maintenance. The Company will be required to deliver a security deposit of $390,825 in the form of a letter of credit to Landlord in connection with the Lease. On the second anniversary of the Commencement Date the security deposit shall be reduced by $156,330 to $234,49; and on the fifth anniversary of the Commencement Date the security deposit shall be reduced by $78,165.00 to $156,330.00. The Company has the right with the Landlord’s consent to assign or sublet the lease at anytime during the term.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Lease which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Agreement of Lease, dated June 9, 2015, by and between Relmada Therapeutics, Inc. and GP 275 Owner, LLC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 11, 2015	RELMADA THERAPEUTICS, INC.

	By:	/s/ Sergio Traversa
Name: Sergio Traversa Title: Chief Executive Officer

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